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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE

         CONTACT:   Matthew D. Haines
                    Director, Corporate Communications
                    (516) 222-0023
                    E-mail:  mhaines@oncogene.com

                     ONCOGENE SCIENCE ADDS COMBINATORIAL AND
                MEDICINAL CHEMISTRY RESOURCES WITH ACQUISITION OF
                              ASTON MOLECULES, LTD.

UNIONDALE, NEW YORK, September 19, 1996 -- Oncogene Science, Inc. (NASDAQ:ONCS) announced today that it has acquired all of the shares of Aston Molecules, Ltd., a leading provider of discovery and pharmaceutical development services to the worldwide pharmaceutical industry, for approximately 284,000 shares of Oncogene science common stock. Under terms of the agreement Aston Molecules will become a wholly-owned subsidiary of Oncogene Science, Inc. Its operations and personnel will be maintained at its present site in Birmingham, UK. Dr. John Slack, Managing Director of Aston Molecules, Ltd., will remain as Managing Director of the Aston Molecules subsidiary and will assume the additional title of Divisional Vice President, Oncogene Science, Inc.

"The acquisition of Aston Molecules adds another important piece in our mission to become a fully integrated drug discovery company with significant chemistry resources being added to our drug discovery and development programs," stated Gary E. Frashier, Chief Executive Officer of Oncogene Science. "The combinatorial chemistry technologies developed by Aston Molecules will add further to our ability to optimize lead compounds identified in the Company's live cell-based high throughput screening systems."

"The combination of Aston Molecules and Oncogene Science will result in a powerful, in- house capability to support and enhance Oncogene Science's drug discovery and development programs," stated Dr. Slack.

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Since February, 1994, Oncogene Science and Aston Molecules have collaborated on medicinal chemistry projects, including combinatorial chemistry projects to rapidly analog leads emerging from Oncogene Science's proprietary high throughput screening technology. Dr. Eric Collington, formerly a head of chemistry at Glaxo, UK, will direct a chemistry team that will continue the development of combinatorial chemistry for the generation of small molecule libraries used in both screening and lead optimization. Dr. Collington, Research Director of Aston Molecules, will assume the additional title of Divisional Vice President of Chemistry, Oncogene Science, Inc.

The pharmaceutical development services that Aston Molecules provides to the industry will continue to be led by Dr. Charmaine Quaterman, who has been promoted to Director of Pharmaceutical Development.

Oncogene Science is a biopharmaceutical company utilizing proprietary technology to discover and develop drugs for the treatment of human diseases associated with abnormalities of cellular control, including cancer, virology, diabetes and atherosclerosis.

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NOTE:    Additional information on Oncogene Science is available on the internet at http://www.oncogene.com.